Exhibit 5.1

[Letterhead of Jones Day]

[                    ], 2012

Hyster-Yale Materials Handling, Inc.

5875 Landerbrook Drive

Cleveland, Ohio 44124

Re:	Registration Statement on Form S-1, as amended (No. 333-182388), Relating to the Distribution of [ ] shares of Class A common stock, par value $0.01 per share (the “Class A Common”), and [ ] shares of Class B common stock, par value $0.01 per share (the “Class B Common”, together with the Class A Common collectively, the “Shares”), of Hyster-Yale Materials Handling, Inc. to the stockholders of NACCO Industries, Inc.

Ladies and Gentlemen:

We are acting as counsel for Hyster-Yale Materials Handling, Inc., a Delaware corporation (the “Company”), in connection with the distribution by NACCO Industries, Inc. (“NACCO”) to its stockholders of one share of Class A Common and one share of Class B Common of the Company for each outstanding share of Class A common stock, par value $1.00 per share, and Class B common stock, par value $1.00 per share, of NACCO, pursuant to the terms and conditions of the Separation Agreement, dated as of [            ], 2012 (the “Separation Agreement”), to be entered into by and among the Company and NACCO.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based upon the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued and delivered pursuant to the terms and conditions of the Separation Agreement, will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

Hyster-Yale Materials Handling, Inc.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-1, as amended (No. 333-182388) (the “Registration Statement”), filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Act”) and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,